Exhibit 99.1

FOR IMMEDIATE RELEASE

DIGITAL GENERATION ANNOUNCES CONCLUSION OF

SPECIAL COMMITTEE REVIEW OF STRATEGIC ALTERNATIVES

DALLAS, TX—February 19, 2013—DG (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today announced the results of the review of DG’s strategic alternatives by a Special Committee of DG’s Board of Directors.

Since August 2012, the Special Committee has explored numerous strategic alternatives available to the Company, including a sale of all or parts of the business, a spin-off and split-off of parts of the business, capital structure alternatives, and potential merger combinations.  As part of its active review, the Special Committee and its financial advisor, Goldman Sachs, engaged with over 45 potential financial and strategic partners (including competitors of the Company) to determine their levels of interest in a strategic transaction involving the Company.  None of the parties contacted by the Special Committee presented a definitive transaction for final approval by the Special Committee.  The Special Committee is not recommending any transaction or other strategic alternative to the Board.  Accordingly, the Special Committee has advised the Board that its review of strategic alternatives has concluded.

The Special Committee believes substantial benefit was derived from the strategic alternatives process and will advise the Board on potential actions to enhance the value of our business for our shareholders.

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries.  The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively.  The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising.  For more information, visit www.DGit.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts are forward-looking statements.  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties, including risks discussed under the heading “Risk Factors” in DG’s Annual Report on form 10-K filed on February 29, 2012 and additional reports DG files with the Securities and Exchange Commission.

Contacts:

Media:

Andy Brimmer / Jamie Moser / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

Dan Burch / Laurie Connell

MacKenzie Partners, Inc.

(212) 929-5500